EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Third Quarter and Nine Month

2012 Results

OLD BRIDGE, New Jersey—November 15, 2012—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) today announced its sales and results for the third quarter and nine months ended September 30, 2012.

Net sales increased $1,606,000, or 22.9%, to $8,610,000 in the third three months of 2012 from $7,004,000 in the third three months of 2011.  The increase is primarily attributed to an increase in sales of digital video headend products, offset by a decrease in sales of contract manufactured products.  Sales of digital video headend products were $4,246,000 and $2,190,000 and contract manufactured products were $538,000 and $1,274,000 in the third three months of 2012 and 2011, respectively.   While the Company’s sales of contract manufactured products have not been adversely affected by the previously reported termination of its business with Buffalo City, recent declines in sales volume to XATA have been experienced, which we believe are attributable to the general decline in economic conditions.  The RLD Acquisition contributed $1,851,000 to net sales for the third three months of 2012.

Net earnings were $91,000 or $0.01 per share for the third three months of 2012 compared to a net loss of $(50,000) or $(0.01) per share for the corresponding period of 2011.

Net sales increased $2,713,000, or 13.4%, to $22,921,000 in the first nine months of 2012 from $20,208,000 in the first nine months of 2011.  The increase is primarily attributed to an increase in sales of digital video headend products offset by a reduction in contract manufactured product sales.  Sales of digital video headend products were $10,720,000 and $6,794,000 and contract manufactured product sales were $1,684,000 and $2,837,000 in the first nine months of 2012 and 2011, respectively.    As mentioned above, while the Company’s sales of contract manufactured products have not been adversely affected by the termination of its business with Buffalo City, recent declines in sales volume to XATA have been experienced, which we believe are attributable to the general decline in economic conditions.  The RLD Acquisition contributed $3,252,000 to net sales for the first nine months of 2012.

The Company has experienced and expects to continue to experience a shift in product mix from analog products to digital products.

Net loss was $(1,972,000) or $(0.32) per share for the first nine months of 2012 compared to a net loss of $(261,000) or $(0.04) per share for the corresponding period of 2011.

Commenting on the third quarter 2012, Chairman and Chief Executive Officer James A. Luksch noted, “Gross margin and most operating expenses have improved in the third quarter, as compared to the second quarter, resulting in achievement of a small quarterly profit. As anticipated, performance improved as a result of ceasing the manufacturing operations in Franklin, Ohio that were acquired in the RL Drake acquisition. Drake engineering and sales personnel have been relocated to a more suitable facility in Miamisburg, Ohio. Expenses decreased in Ohio, and manufacturing of the Drake product was successfully transferred to our Old Bridge NJ facility.

Performance going forward is now dependent on top line sales. Success of our encoder lines, both Blonder Tongue’s and Drake’s, is what is driving digital headend sales growth. In the third quarter alone, our engineering and production teams have released four new models that address either new technology (HD-SDI and MPEG4 H.264) or new markets (retail and professional studio).  Our research and development investment continues to drive down the encoder cost per channel, resulting in a wider range of applications and sales opportunities.”

Conference Call Reminder

•	Thursday November 15th, 2012
•	11:00 AM EST
•	Live Call #877-407-8033
•	Conference ID #403899

About Blonder Tongue

Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of Cable Television Communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2011 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts
Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$8,610	$7,004	$22,921	$20,208
Gross profit	3,314	2,431	7,828	7,182
Earnings (loss) from operations	176	(8)	(1,716)	(122)
Net earnings (loss)	$91	$(50)	$(1,972)	$(261)
Basic and diluted net earnings (loss) per share	$0.01	$(0.01)	$(0.32)	$(0.04)
Basic weighted average shares outstanding	6,216	6,212	6,216	6,209
Diluted weighted average shares outstanding	6,263	6,212	6,216	6,209

Consolidated Summary Balance Sheets
(in thousands)

	(unaudited)
	September 30, 2012	December 31, 2011

Current assets	$17,025	$13,685
Property, plant, and equipment, net	4,061	3,852
Total assets	30,921	25,871
Current liabilities	7,295	1,847
Long-term liabilities	4,211	2,821
Stockholders’ equity	19,415	21,203

Total liabilities and stockholders’ equity	$30,921	$25,871

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